Exhibit 99.1

FOR IMMEDIATE RELEASE

NATURE’S SUNSHINE PRODUCTS REPORTS SELECTED, PRELIMINARY, UNAUDITED 2006 YEAR AND 2007 FIRST QUARTER FINANCIAL INFORMATION

SEC INSTITUTES ADMINISTRATIVE PROCEEDING

PROVO, UTAH, July 12, 2007 — Nature’s Sunshine Products, Inc. (OTC:NATR), (the “Company” or “Nature’s Sunshine”), a leading manufacturer and marketer of encapsulated herbs and vitamins, today announced selected, preliminary, unaudited financial information for the twelve-month period ended December 31, 2006, as compared to the same period in 2005, and the three-month period ended March 31, 2007, as compared to the same period in 2006.

The Company cautioned that these financial results are preliminary, have not been audited or reviewed by an independent registered public accounting firm and may be subject to significant adjustment in connection with a likely restatement of historical results following the completion of the audit of its financial statements by the Company’s independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”).

Nature’s Sunshine also announced its intention to continue to provide selected, preliminary, unaudited financial information to its shareholders and the financial community in future press releases until such time as the Company is able to resume filing periodic reports with the U.S. Securities and Exchange Commission (the “SEC”).

As described below, the SEC has instituted administrative proceedings to suspend or revoke the registration of the Company’s securities with the SEC.

Selected, Preliminary, Unaudited Financial Information for 2006 Year and 2007 First Quarter

For the three months ended March 31, 2007, the Company’s sales revenue increased 4.0% to $94.4 million, compared to $90.8 million in the same period of 2006. The sales increase was a result of increased sales in the United States of approximately 1.4% and sales growth in international markets of approximately 7.4%. The Company’s operating income increased to $3.7 million in the three months ended March 31, 2007, compared to an operating loss of $1.3 million in the same period of 2006. The first quarter 2007 increase in operating income was primarily a result of decreased costs of approximately $2.9 million associated with the previously disclosed internal investigation and reduced costs in certain international markets, offset in part by increased employment costs.

For the year ended December 31, 2006, the Company’s sales revenue increased 2.9% to $363.8 million, compared to $353.6 million in the same period of 2005. The sales increase was due to slightly increased sales in the United States as well as continued sales growth in various international markets. The Company’s operating income decreased to $12.5 million for the year ended December 31, 2006, compared to $15.5 million for the same period of 2005. The decrease in operating income was primarily a result of increased costs associated with the previously disclosed internal investigation, increased convention costs and increased costs related to distributor incentives, offset in part by reduced employment costs. During 2006 and 2005, the Company incurred approximately $6.0 million and $1.2 million, respectively, in professional fees associated with the internal investigation.

The Company also reported that its balance sheet remained strong. As of March 31, 2007, working capital totaled approximately $52.8 million and cash and cash equivalents totaled approximately $49.6 million. In addition, as of March 31, 2007, the Company had no term debt.

Nature’s Sunshine had approximately 730,000 Distributors worldwide on March 31, 2007, compared to approximately 658,000 Distributors on March 31, 2006. The number of Company Managers worldwide was approximately 26,000 on March 31, 2007, compared to approximately 21,000 Managers on March 31, 2006.

Cautionary Statement Regarding Preliminary Financial Results

As previously disclosed, in October 2005, the Audit Committee of Nature’s Sunshine Products commenced an investigation with respect to certain of the Company’s foreign operations. The investigation, which was conducted by an independent team comprised of professionals from nationally-recognized legal and accounting firms, was subsequently expanded to include other matters related to the Company’s financial statements and was overseen by a Special Committee comprised of one independent member of the Company’s Audit Committee and an outside independent consultant, who later became a director and independent member of the Company’s Audit Committee.

On March 15, 2006, the Company’s Audit Committee received an oral preliminary report on the findings of the independent investigation to that date. In response to that report and a series of subsequent meetings involving KPMG, LLP (“KPMG”), then serving as the Company’s independent registered public accounting firm, the Special Committee, the Audit Committee, and other directors of the Company, KPMG resigned as the Company’s independent registered public accounting firm on March 31, 2006. The events associated with KPMG’s resignation are discussed in a series of Current Reports on Form 8-K filed with the SEC in March and April, 2006, as subsequently amended. As part of the events leading to KPMG’s resignation, the Company’s Audit Committee determined that the financial statements filed with the following previously issued reports should not be relied upon:

•                  Forms 10-Q for each of the first three fiscal quarters of 2005;

•                  Form 10-K for the fiscal year ended December 31, 2004 (which includes financial statements as of December 31, 2004 and 2003 and for the fiscal years ended December 31, 2004, 2003 and 2002); and

•                  Forms 10-Q for each of the first three fiscal quarters of 2004, 2003 and 2002.

Due in large part to the resignation of KPMG and, to a lesser degree, the dedication of a substantial amount of the Company’s resources to the review and assessment of information provided to the Company in the course of the internal investigation, the Company was unable to prepare and file periodic reports for 2005 and 2006 as required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

On February 2, 2007, the Company announced the engagement of Deloitte & Touche LLP (“Deloitte”) as its new independent registered public accounting firm. Shortly thereafter, Deloitte began the audit of the Company’s financial statements for 2004, 2005 and 2006. Nature’s Sunshine has committed extensive resources in support of the audit. Nevertheless, the Company recognizes that an audit of this magnitude requires a substantial amount of time and resources. The Company will file audited financial statements with the SEC once the audit is complete, but will likely be unable to do so for a number of months. Accordingly, in the interest of providing reasonably current financial information to Company shareholders and the financial community, the Company has elected to publicly disclose the selected, preliminary, unaudited financial information set forth in this release. The Company intends to continue providing selected, preliminary, unaudited financial information on a periodic basis until it is able to restore its compliance with the reporting requirements of the Exchange Act.

In connection with the Company’s failure to comply with the reporting requirements of the Exchange Act, the SEC instituted administrative proceedings pursuant to Section 12(j) of the Exchange Act to suspend or revoke the registration of the Company’s securities. If the Company’s Exchange Act registration is suspended or revoked, broker-dealers would not be permitted to effect transactions in the Company’s shares until the Company files a new registration with the SEC under the Exchange Act and that registration is made effective. The Company is currently evaluating the SEC’s decision and all available procedural remedies. Although the Company intends to defend against the possible suspension or revocation of the registration of its securities, the Company cannot at this time predict the outcome of the SEC’s proceeding or of any available appeals that may follow. Similarly, the Company cannot predict what, if any, impact the SEC’s determination may have on its financial statements or the materiality of such impact, if any.

The SEC has also subpoenaed, and the Department of Justice has requested, certain documents and other materials related to the previously-disclosed independent investigation by the Company’s Audit Committee, as discussed above. In addition, the Internal Revenue Service began an audit of the Company’s income tax returns in early 2006. This audit is ongoing and covers income tax returns for the years 2002 through 2005. The Company cannot predict what impact, if any, and the materiality of such impact, if any, the conclusion of these matters may have on its financial statements.

Nature’s Sunshine cautions its shareholders and the financial community that the selected, preliminary, unaudited financial information set forth in this release, as well as any such information released by the Company in the future, is incomplete and is subject to significant adjustment as a result of the Company’s review of financial information as it supports the ongoing audit of its financial statements. The selected, preliminary financial information set forth in this release is unaudited, is subject to change for a number of reasons, including adjustments resulting from further review by the Company in support of the audit of the Company’s financial information for the 2006 fiscal year or prior years, the timing of the audit in relation to the timing of an underlying financial event, and adjustments resulting from the Audit Committee’s review of completed financial statements. The results of the Company’s further review as it supports the audit of its financial statements may lead to material changes to the Company’s financial statements, including those covering the periods presented in this release.

About Nature’s Sunshine Products

Nature’s Sunshine Products manufactures and markets through direct sales encapsulated and tableted herbal products, high quality natural vitamins, and other complementary products. In addition to the United States, the Company has operations in Japan, Mexico, Central America, South Korea, Canada, Dominican Republic, Venezuela, Ecuador, Peru, the United Kingdom, the Russian Federation, Columbia, Brazil, Thailand, Israel, Singapore, Malaysia, Indonesia, The Philippines, Australia, Hong Kong, and Taiwan. The Company also has exclusive distribution agreements with selected companies in Argentina, Australia, Chile, New Zealand, and Norway.

Cautionary Statement Regarding Forward-Looking Statements

In addition to historical information, this release contains forward-looking statements. Nature’s Sunshine may, from time to time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements encompass Nature’s Sunshine’s beliefs, expectations, hopes, or intentions regarding future events. Words such as “expects,” “intends,” “believes,” “anticipates,” “should,” “likely,” and similar expressions identify forward-looking statements. All forward-looking statements included in this release are made as of the date hereof and are based on information available to the Company as of such date. Nature’s Sunshine assumes no obligation to update any forward-looking statement. Actual results will vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others: changes in accounting treatment associated with the engagement of a new registered independent accounting firm, review or audit of the Company’s financial statements by a new accounting firm, modification of the Company’s accounting practices resulting from a change in accounting firm, foreign business risks, industry cyclicality, fluctuations in customer demand and order pattern, changes in pricing and general economic conditions, as well as other risks detailed in the Company’s previous filings with the SEC.

Contact:

Stephen M. Bunker	Steven S. Anreder
Chief Financial Officer	Anreder & Co.
Nature’s Sunshine Products, Inc.	10 East 40th Street, Suite 1308
Provo, Utah 84605-9005	New York, NY 10016
(801) 342-4370	(212) 532-3232

SELECTED PRELIMINARY FINANCIAL INFORMATION

(Amounts in Thousands)

	For the Year Ended December 31		For the Three Months Ended March 31
	(unaudited)		(unreviewed)
INCOME STATEMENT DATA	2006	2005	2007	2006
Net Sales Revenue	$363,858	$353,695	$94.482	$90,816
Cost of Goods Sold	69,847	66,022	18,224	18,760
Volume Incentives	142,662	140,181	36,257	36,172
Selling, General and Administrative	138,817	131,943	36,278	37,230

Operating Income (Loss)	12,532	15,549	3,723	(1,346)

	As of December 31		As of March 31
BALANCE SHEET DATA	2006	2005	2007	2006
Cash and Cash Equivalent	$42,640	$40,196	$49,626	$38,143
Inventories	38,679	37,147	37,630	35,429
Property, Plant and Equipment (net)	30,511	33,005	31,201	32,175
Long-Term Investments	5,928	7,223	5,854	6,956
Line of Credit	—	7,000	—	—
Accounts Payable	9,831	6,240	9,068	6,037
Accrued Volume Incentives	14,859	15,680	17,014	17,692
Accrued Liabilities	22,305	18,632	28,687	23,298
Working Capital	49,634	42,785	52,821	49,905

The information contained in this selected, preliminary, unaudited and unreviewed financial information may be subject to significant adjustment. This information has not been reviewed or audited.